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                               ARTICLES OF MERGER

                                       OF

                              RSH MANAGEMENT, INC.

                                      INTO

                             HERTH MANAGEMENT, INC.


         HERTH MANAGEMENT, INC., a corporation organized under the laws of North Carolina (the "Surviving Corporation"), hereby submits these Articles of Merger for the purpose of merging its subsidiary corporation, RSH Management, Inc., a corporation organized under the laws of North Carolina (the "Merging Corporation") into the surviving corporation:

         I. The following Plan of Merger was duly approved by the board of directors of the Surviving Corporation in the manner prescribed by law:

                          * * * * * * * * * * * * * * *

                                 PLAN OF MERGER

A.       Corporations Participating in Merger.

         RSH Management, Inc. (the "Merging Corporation") will merge into HERTH Management, Inc., which will be the surviving corporation (the "Surviving Corporation").

B.       Name of Surviving Corporation.

         After the merger, the Surviving Corporation will have the name "HERTH Management, Inc."



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C.       Merger.

         The merger of the Merging Corporation into the Surviving Corporation will be effected pursuant to the terms and conditions of this Plan. Upon the merger becoming effective, the corporate existence of the Merging Corporation will cease, and the corporate existence of the Surviving Corporation will continue. The time when the merger becomes effective is hereinafter referred to as the "Effective Time."

D.       Conversion and Exchange of Shares.

         At the Effective Time, the outstanding shares of the corporations participating in the merger will be converted and exchanged as follows:

                  1. Surviving Corporation. The outstanding shares of the Surviving Corporation will not be converted, exchanged, or altered in any manner as a result of the merger and will remain outstanding as shares of the Surviving Corporation.

                  2. Merging Corporation. Each outstanding share of the Merging Corporation will be converted into and exchanged for one share of the Surviving Corporation.

                  3. Fractional Shares. No fractional shares will be issued. Any shareholder of the Merging Corporation who would otherwise be entitled to receive five-tenths (.5) or more of a share will instead receive an additional whole share; and any shareholder who would otherwise be entitled to less than five-tenths (.5) of a share will not receive any consideration for such fractional interest.

                  4. Surrender of Share Certificates. Each holder of a certificate representing shares to be converted or exchanged in the merger will surrender such certificate and after the Effective Time will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares to which he is entitled under

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this Plan. Until so surrendered, each outstanding certificate that prior to the
Effective Time represented shares of the Merging Corporation will be deemed for all purposes to evidence ownership of the consideration to be issued for such shares under this Plan.

E.       Amendments to Articles of Incorporation.

         The Articles of Incorporation of the Surviving Corporation will not be amended.

F.       Abandonment.

         After approval of this Plan by the directors of the Surviving Corporation, and at any time prior to the merger becoming effective, the board of directors of the Surviving Corporation may, in their discretion, abandon the merger.

                        * * * * * * * * * * * * * * * *

         II. Shareholder approval of the Plan of Merger was not required because the Surviving Corporation was the owner of at least ninety percent (90%) of the outstanding shares of each class of the Merging Corporation and the Plan of Merger does not provide for any changes in the Articles of Incorporation of the Surviving Corporation that require shareholder action.

         This the 31st day of December, 1997

                                    HERTH MANAGEMENT, INC.


                                    By:  \s\  JAMES C. RICHARDSON, JR.
                                       ----------------------------------------
                                         President James C. Richardson, Jr.



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